Exhibit 10.14

Certain confidential portions of this exhibit, including schedules and exhibits, have been filed separately with the Securities and Exchange Commission (the “SEC”) pursuant to a confidential treatment request filed in accordance with Rule 24b-2 of the Securities Exchange Act of 1934 and these confidential portions have been omitted from this exhibit. The location of each omitted portion is indicated by a series of four asterisks in brackets (“[****]”).

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 1st day of March 2016, by and between Bank of Virginia, a commercial bank chartered under the laws of the Commonwealth of Virginia (the “Bank”), Jack C. Zoeller (the “Purchaser”) and, solely for purposes of Sections 3.01, 3.02, 3.03, 5.04, 5.06 and 5.07, Cordia Bancorp Inc., a Virginia corporation and the parent holding company of the Bank (“Cordia”)

RECITALS:

WHEREAS, the Bank owns 12,000 shares of common stock, par value $0.01 per share, of Purefy Inc., a Delaware corporation (the “Company”), which represents all of the issued and outstanding shares of the Company’s common stock (the “Shares”); and

WHEREAS, the Bank desires to sell to Purchaser, and Purchaser desires to purchase from the Bank, the Shares; and

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and Purchaser hereby agree as follows:

ARTICLE I
Definitions

Section 1.01.       Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” means, collectively, this Agreement and the schedules and exhibits attached hereto.

“Applicable Law” has the meaning set forth in Section 3.07.

“Board of Directors” means the board of directors of the Bank.

“Closing” means the closing of the transactions contemplated by Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Company Confidential Information” shall mean any and all information of or relating to the Company or its business (including the CordiaGrad student loan refinancing business previously undertaken by the Bank) that is confidential or proprietary information within the meaning of applicable Law, including proprietary data, know-how, customer lists, trade secrets, pricing policies, operational methods and marketing plans or strategies. Notwithstanding the foregoing, Company Confidential Information shall not include any information that is or becomes generally known to the public.

“Contribution Agreement” means the Contribution Agreement dated March 1, 2016, between the Bank and the Company.

“Employment Agreement” means the Employment agreement, dated as of December 1, 2010, as amended as of February 26, 2014, by and between Cordia and Purchaser.

“Founder Stock Agreement” means the Second Amended and Restated Founder Stock Purchase Agreement dated as of May 22, 2013, between Cordia and Purchaser.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof, and any applicable industry self-regulatory organization.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community property right, claim, option or other restriction (including any restriction on the right to vote, sell or otherwise dispose of such property or asset), encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect upon the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole, or on the transactions contemplated hereby, other than any such effect to the extent resulting from (A) changes in general economic conditions in the United States that do not impact the Company in any manner materially disproportionately to other businesses similarly situated or (B) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any response to any of the foregoing, in each case, whether occurring within or outside the United States.

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“Material Contracts” has the meaning set forth in Section 3.11.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.01.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Transaction Documents” means collectively this Agreement, the Contribution Agreement, the Transition Services Agreement, the Loan Program Agreement and the License Agreement.

ARTICLE II
Purchase and Sale of the Securities

Section 2.01.      Purchase and Sale of the Shares. On the terms and subject to the conditions contained in this Agreement, and in reliance upon the representations, warranties and covenants set forth in this Agreement, at the Closing, Purchaser hereby agrees to purchase the Shares from the Bank, and the Bank hereby agrees to sell the Shares to Purchaser free and clear of all Liens. In consideration for the sale of the Shares, at the Closing, Purchaser agrees to: (i) make a cash payment to the Bank of $1.00 (the “Purchase Price”), and (ii) as more fully set forth in Section 5.06, (x) voluntarily terminate his employment with the Bank and Cordia, resign as a director of Cordia and all of its subsidiaries (other than the Company), in each case effective as of the Closing Date, and (y) irrevocably waive his rights under the Employment Agreement, with respect to the time period that follows the Closing Date, for any salary, severance or change in control payment, housing, travel or automobile allowance or reimbursement for expenses incurred after the Closing Date or any other benefit provided for pursuant to the Employment Agreement. At the Closing, Purchaser shall pay the Purchase Price and the Bank shall deliver to Purchaser a certificate representing the Shares.

Section 2.02.       Closing. Subject to Section 2.03, payment of the Purchase Price for and delivery of the Shares (the “Closing”) shall be made at 10:00 a.m. on March 1, 2016, or at such time and date as soon as practicable thereafter, and at such place or in such other manner, as the Bank and Purchaser may mutually determine (such date and time of payment and delivery being herein called the “Closing Date”).

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Section 2.03.        Conditions to Closing.

(a)          The obligation of Purchaser hereunder to purchase the Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Purchaser’s sole benefit and may be waived by Purchaser at any time in his sole discretion:

(i)          (A) all of the representations and warranties made by the Bank in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality or Material Adverse Effect which shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as if made on such date, and (B) the Bank shall have performed and complied with all of the obligations and agreements required to be performed by the Bank on or before the Closing Date under this Agreement.

(ii)         The Bank shall have delivered to Purchaser a certificate of the President of the Bank, dated as of the Closing Date, pursuant to which the Bank will certify that the conditions set forth in Sections 2.03(a)(i), 2.03(a)(iii), 2.03(a)(iv), 2.03(a)(ix) and 2.03(a)(x) shall have been satisfied;

(iii)        The Bank shall have obtained any required third party consents and approvals necessary for the sale of the Shares to Purchaser in accordance with this Agreement;

(iv)        The net working capital of the Company shall not be less than $625,000;

(v)         The Bank shall have delivered to Purchaser such other documents relating to the transactions contemplated by this Agreement as Purchaser or his counsel may reasonably request;

(vi)        The Bank and the Company have entered into the Transition Services Agreement in the form attached as Exhibit A hereto (the “Transition Services Agreement”);

(vii)       The Bank and the Company have entered into the Loan Program Agreement in the form attached as Exhibit B hereto (the “Loan Program Agreement”);

(viii)      Cordia and the Company have entered into the Trademark License Agreement in the form attached as Exhibit C hereto (the “License Agreement”);

(ix)        All required actions by or in respect of, or filing with, any Governmental Authority, if any, shall have been performed; and

(x)         The Board of Directors of Cordia shall have taken all action necessary such that all unvested shares of Cordia restricted stock, performance shares and stock options held by Purchaser as of the Closing Date shall vest on the Closing Date and all necessary instructions and legal opinions have been provided to Cordia’s transfer agent to support the timely and accurate recording of Purchaser’s unrestricted and restricted shares of Cordia common stock.

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(b)           The obligation of the Bank hereunder to issue and sell the Shares to Purchaser at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Bank’s sole benefit and may be waived by the Bank at any time in its sole discretion:

(i)          (A) all of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects (other than such representations and warranties which are qualified by materiality which shall be true and correct in all respects) on and as of the date of this Agreement and as of the Closing Date as if made on such date, and (B) Purchaser shall have performed and complied with all of the obligations and agreements required to be performed by Purchaser on or before the Closing Date under this Agreement; and

(ii)         Purchaser shall have delivered to the Bank a certificate of Purchaser, dated as of the Closing Date, pursuant to which Purchaser will certify that the conditions set forth in Section 2.03(b)(i) shall have been satisfied.

ARTICLE III
Representations and Warranties of THE BANK

The Bank (and Cordia with respect to itself and Sections 3.01, 3.02 and 3.03 only) hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.01.       Existence and Power.

(a)           The Bank is duly organized as a Virginia commercial bank and is validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority required to enter into this Agreement and the other Transaction Documents. Cordia is duly organized as a Virginia corporation and is validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite power and authority required to enter into this Agreement.

(b)           The Company is duly organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and to own, lease and operate its property and assets and to carry on its business as now being conducted.

Section 3.02.      Authorization. The execution, delivery and performance by the Bank of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby are within the powers of the Bank and have been duly authorized by all necessary action on the part of the Board of Directors, and no further filing, consent, or authorization is required by the Bank, the Board of Directors, Cordia, the board of directors of Cordia, or any stockholders of the Bank or Cordia. The execution, delivery and performance by Cordia of this Agreement and the consummation of the transactions contemplated hereby are within the powers of Cordia and have been duly authorized by all necessary action on the part of Cordia.

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Section 3.03.      Enforceability. This Agreement and the Contribution Agreement have been duly executed and delivered by the Bank, and each of the other Transaction Documents at the Closing will be duly executed and delivered by the Bank, and this Agreement and the Contribution Agreement constitute, and such other Transaction Documents when executed by the Bank will constitute, a valid and binding agreement of the Bank enforceable against the Bank in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect and subject to the limitations imposed by general equitable principles (the “Enforceability Exceptions”). This Agreement has been duly executed and delivered by Cordia and constitutes a valid and binding agreement of Cordia enforceable against Cordia in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.04.      Governmental Authorization. The execution, delivery and performance by the Bank of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not require any action by or in respect of, or filing with, any Governmental Authority.

Section 3.05.       Noncontravention. The execution, delivery and performance by the Bank of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the articles of incorporation or bylaws of the Bank, (b) violate any Applicable Law, (c) require any consent, notice or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Bank or the Company or to a loss of any benefit to which the Bank or the Company is entitled under any provision of any Material Contract or other instrument binding upon the Bank or the Company, (d) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract to which the Bank or the Company is a party, or (e) result in the creation or imposition of any Lien on the Shares or any assets of the Company.

Section 3.06.       Capital Stock. The authorized capital stock of the Company consists of (i) 24,000 shares of common stock, $0.01 par value per share, of which 12,000 shares are outstanding as of the date of this Agreement and (ii) 1,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding as of the date of this Agreement. The Bank has good and marketable title to the Shares, free and clear of any and all Liens, and the Bank has the corporate authority and power to sell, assign and transfer the Shares to Purchaser. Except for the Shares, (x) there are no issued or outstanding shares or equity securities or similar ownership interests of any class in the Company, (y) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, and (z) there are no voting trusts, proxies, shareholder agreements or other contracts or understandings with respect to the voting of the capital stock of the Company.

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Section 3.07.       Compliance with Law. The Company is and has been in compliance in all material respects with all applicable laws, rules, regulations, orders, decrees and judgments applicable to it, including, without limitation, all applicable local, state and federal environmental laws and regulations (the “Applicable Laws”).

Section 3.08.       No Undisclosed Events, Liabilities, Developments or Circumstances. Except as previously disclosed to Purchaser, the Company does not have any debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of (i) any transaction entered into by the Company at or prior to the Closing, (ii) any act or omission at or prior to the Closing, or (iii) any state of facts existing at or prior to the Closing, which (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

Section 3.09.       Financial Information. As of the Closing, (i) the Company will have no accounts payable or other financial liabilities or obligations that accrued on or prior to the Closing Date, (ii) the net working capital (as defined under GAAP) of the Company will not be less than $625,000; and (iii) the Company will hold in a bank account owned by the Company not less than $625,000 in cash.

Section 3.10.       Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any securities market or exchange, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Bank, threatened against or affecting the Company, or the Company’s officers or directors.

Section 3.11.      Title. The Company has good and marketable title to all personal property owned by the Company that is material to the business of the Company, in each case free and clear of all Liens, except such as do not materially impair the value of such property and do not interfere with the current use of such property by the Company. Any personal property held under lease (whether a capital or true lease) by the Company is held by such party under a valid, subsisting and enforceable lease with such exceptions as are not material and do not interfere with the current use of such property by the Company.

Section 3.12.      Contracts. With respect to each contract, agreement, lease, license, commitment, arrangement, or other instrument, whether written or oral, that is material to the business of the Company (the “Material Contracts”), except as set forth on Schedule 3.12 attached hereto: (A) the agreement is legal, valid, binding, enforceable on and against the Company and, to the knowledge of the Bank, each other party thereto, and is in full force and effect in accordance with its terms; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not in breach or default in any material respect under the agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or permit termination, modification or acceleration by the other party under the agreement; (D) to the knowledge of the Bank, no other party is in breach or default, and to the to the knowledge of the Bank, no event has occurred which with notice or lapse of time would constitute a breach or default by the other party, or permit termination, modification or acceleration by the Company under the agreement, except for a breach or default that would not have a Material Adverse Effect. All Material Contracts have been disclosed or identified to Purchaser. Except for the Transaction Documents, the Company is not a party to any agreement or contract with the Bank or Cordia.

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ARTICLE IV
Representations and Warranties of PURCHASER

The Purchaser hereby represents and warrants to the Bank as of the date hereof as follows:

Section 4.01.       Authority. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02.       Access to Information. Purchaser acknowledges that he has been afforded access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment and Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.

Section 4.03.       Investment Intent. Purchaser is purchasing the Shares for his own account for investment and not with a view to, or for sale in connection with, any distribution of any of the Shares. Purchaser acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that such Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption therefrom.

ARTICLE V

CERTAIN COVENANTS

Section 5.01.       Conduct of Business. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Bank shall cause the Company to (i) operate its business in the ordinary course consistent with past practice, (ii) preserve intact the current business organization of the Company, (iii) use commercially reasonable efforts to retain the services of its employees, consultants and agents except as mutually agreed to by the Bank and Purchaser, (iv) preserve the current relationships of the Company with material customers and other Persons with whom the Company has and intends to maintain significant relations and (v) maintain all of its operating assets in their current condition (normal wear and tear excepted). The Bank shall cause the Company to refrain from taking any action and shall cause its subsidiaries to refrain from taking any action that would render any representation or warranty contained in Article III of this Agreement inaccurate as of the Closing Date. The Bank will promptly notify Purchaser of any event or circumstance which has or is likely to have a Material Adverse Effect.

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Section 5.02.       Satisfaction of Conditions. Each party shall use its commercially reasonable efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 2.03(a) and (b) of this Agreement.

Section 5.03.       Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the other party hereto; provided, however, that Purchaser shall not be required to consult with the Bank, or to obtain the Bank’s prior consent, prior to including in any Company marketing or other materials any statements describing the history and rebranding of the Bank’s on-line student loan refinancing program, currently operating as CordiaGrad, or the fact that the Purchaser has acquired the Company from the Bank.

Section 5.04.         Purchaser Stock Ownership Matters.

(a)            The parties acknowledge that Purchaser shall retain all shares of Cordia common stock, as well as all options to acquire shares of Cordia common stock, that Purchaser owns as of the date of this Agreement following the Closing Date and that the transactions contemplated by this Agreement shall in no way affect or result in the termination, waiver, diminution or forfeiture of any of Purchaser’s rights or interests with respect to such Cordia shares or stock options.

(b)            Cordia and Purchaser hereby agree that the 184,000 unvested shares of Cordia common stock (formerly shares of Cordia Series A common stock issued to, and currently held by, Purchaser pursuant to the Founder Stock Agreement shall fully vest effective as of the Closing; and that after the Closing, all of the 289,560 shares of Cordia common stock issued to Purchaser pursuant to the Founder Stock Agreement (the “Founder Shares”), and currently held by, Purchaser shall all be Vested Shares (as defined in the Founder Stock Agreement) and shall no longer be subject to the Unvested Share Repurchase Option (as defined in the Founder Stock Agreement). In addition, Cordia and Purchaser hereby agree that the Founder Stock Agreement and all obligations of Purchaser thereunder shall terminate immediately following the Closing. As soon as practicable after the Closing, Cordia shall cause the Escrow Agent (as defined in the Founder Stock Agreement) and/or Cordia’s transfer agent (as applicable) to deliver all of the Founder Shares and all certificates evidencing the same, without legend or restriction on transfer, to Purchaser free and clear of all Liens (except for restrictions applicable to affiliates of Cordia under Securities and Exchange Commission Rule 144 (“Rule 144”), which will apply to the Founder Shares for a period of three months following the Closing Date).

(c)            Cordia, the Bank and Purchaser hereby agree that the 66,000 restricted shares of Cordia common stock (the “Restricted Shares”) and the options to purchase 39,478 shares of Cordia common stock (the “Options”) awarded to Purchaser under Cordia’s 2011 Stock Incentive Plan (the “Cordia Stock Plan”) shall vest (if not already vested) and be fully vested effective as of the Closing; provided, however, that the Options shall otherwise be subject to the provisions of the existing award agreements between Cordia and Purchaser with respect to the grants of the Options under the Cordia Stock Plan; and provided, further, that after the Closing, the Restricted Shares shall no longer be subject to any transfer or holding period restrictions, repurchase rights or other restrictions on transfer under the Cordia Stock Plan or under the existing award agreement between Cordia and Purchaser with respect to the Restricted Shares (except for restrictions applicable to affiliates of Cordia under Rule 144, which will apply to the Restricted Shares for a period of three months following the Closing Date). As soon as practicable after the Closing, Cordia shall cause its transfer agent to deliver all of the Restricted Shares and all certificates evidencing the same, without legend or restriction, to Purchaser free and clear of all Liens (except for restrictions applicable to affiliates of Cordia under Rule 144, which will apply to the Restricted Shares for a period of three months following the Closing Date).

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(d)            Cordia, the Bank and Purchaser hereby further agree that all other shares of Cordia common stock (including shares of Cordia common stock that were issued in connection with the conversion of former shares of Cordia Series B and Series C common stock and Series A preferred stock (collectively, the “Other Cordia Shares”) issued to, and currently held by Purchaser, shall no longer be subject to any restrictions on transfer or legends (except for restrictions applicable to affiliates of Cordia under Rule 144, which will apply to the Other Cordia Shares for a period of three months following the Closing Date).

(e)            Cordia shall cause its counsel to provide a letter to Purchaser at the Closing confirming there are no restrictions on transfer or legends associated with the Founder Shares, Restricted Shares or Other Cordia Shares (except for restrictions applicable to affiliates of Cordia under Rule 144, which will apply to the Founder Shares, Restricted Shares and Other Cordia Shares for a period of three months following the Closing Date). In addition, promptly after the expiration of such three month period under Rule 144, Cordia shall cause its counsel to provide a letter to Purchaser confirming there are no restrictions on transfer or legends associated with the Founder Shares, Restricted Shares or Other Cordia Shares. In addition, prior to or at the Closing Cordia shall provide Purchaser with a fully executed copy of all agreements and grant documentation that evidence the options granted to Purchaser under the Cordia Stock Plan.

Section 5.05.        Company Financial Statements. On the Closing Date, the Bank shall provide Purchaser with unaudited financial statements as of December 31, 2015 and as of January 31, 2016 and related work papers of the Company as of December 31, 2015 that provide sufficient support to produce audited financial statements under GAAP for the Company (including the CordiaGrad student loan refinancing business engaged in by the Bank) for the year ended December 31, 2015.

Section 5.06.         Employment Agreement Matters.

(a)            Effective as of the Closing, Cordia and Purchaser agree that the Employment Agreement and Purchaser’s employment thereunder shall terminate. Upon the termination of his Employment Agreement and employment thereunder, Purchaser irrevocably waives his rights under the Employment Agreement, with respect to the time period that follows the Closing Date, for any salary, severance or change in control payment, housing, travel or automobile allowance or reimbursement for expenses incurred after the Closing Date or any other benefit provided for pursuant to the Employment Agreement. As provided in the Employment Agreement, Sections 8(a), 9, 10, 11 and 12 of the Employment Agreement shall remain operative after such termination in accordance with their terms; except, however, that it is expressly agreed that (i) Section 9 of the Employment Agreement shall not apply to any Company Confidential Information or any other information that primarily relates to or derives from the CordiaGrad student loan refinancing business engaged in by the Bank or the Company, (ii) Section 10 of the Employment Agreement shall not, directly or indirectly, restrict or prohibit Purchaser or the Company from engaging or participating in the student loan business engaged in by the Bank or the Company or any similar, related or ancillary business from any location, and (iii) Section 11 of the Employment Agreement shall not, directly or indirectly, restrict or prohibit Purchaser or the Company from soliciting any customers of the CordiaGrad student loan refinancing business engaged in by the Bank or the Company.

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(b)            At or as soon as practicable after the Closing, (i) Cordia shall cause the two key man life insurance policies purchased by Cordia on the life of Purchaser pursuant to Section 6 of the Employment Agreement to be assigned to the Company, and (ii) Cordia shall cause the $1 million life insurance policy on the life of Purchaser provided by Cordia pursuant to Section 7 of the Employment Agreement to be assigned to Purchaser (unless such assignment has already occurred).

(c)            Effective as of the Closing Date, Purchaser shall be deemed, without any further action, to have resigned as a director of Cordia and all of its subsidiaries.

Section 5.07.      Confidentiality. The Bank and Cordia agree that all Company Confidential Information is the property of the Company. Therefore, from and after the Closing Date, the Bank and Cordia each agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers and employees of the Company, or use or cause to be used for his or its own account or for the benefit of any third party, any Company Confidential Information at any time without the prior written consent of the Company or Purchaser.

ARTICLE VI
TERMINATION

Section 6.01.       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the parties;

(b)            by the Bank, if there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of the Bank at the Closing and such violation or breach has not been waived by the Bank or, in the case of a covenant breach, cured by Purchaser within ten (10) days after written notice thereof to Purchaser by the Bank; and

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(c)            by Purchaser, if there has been a material violation or breach by the Bank of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Purchaser at the Closing and such violation or breach has not been waived by Purchaser or, in the case of a covenant breach, cured by the Bank within ten (10) days after written notice thereof to the Bank by Purchaser.

Section 6.02.       Effect of Termination. In the event of termination by any party hereto pursuant to this Article VI, written notice thereof shall forthwith be given to the other party, the transactions contemplated by this Agreement shall be terminated, without further action by any party, this Agreement shall become void and there shall be no liability on the part of one party hereto against the other party hereto, or their respective directors, officers or agents, except that (i) any such termination shall be without prejudice to the rights of one party hereto arising out of the breach by the other party of any covenant or agreement contained in this Agreement and (ii) Sections 5.03, 7.03, 7.04, 7.06 and 7.07 shall continue in full force and effect notwithstanding such termination.

ARTICLE VII
Miscellaneous

Section 7.01.       Survival. Unless this Agreement is terminated in accordance with Article VI, the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of one year; except, however, that the representations and warranties set forth in Sections 3.01, 3.02, 3.03 and 3.06 shall survive indefinitely.

Section 7.02.      Notices. All notices, requests and other communications to any party hereunder shall be in writing (including express delivery and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Purchaser, to:

Jack C. Zoeller

2810 31st Street, NW

Washington, DC 20008

E-mail: jackzoeller@yahoo.com

with a copy to:

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, DC 20004-2595

Attention: James R. Stuart, III, Esq.

E-mail: jstuart@crowell.com

if to the Bank, to:

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Bank of Virginia

11730 Hull Street Road

Richmond, Virginia 23112

Attention: O.R. (Ed) Barham, Jr.

E-mail: ebarham@bankofva.com

with a copy to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Attention: Aaron M. Kaslow, Esq.
Facsimile No.: (202) 204-5600
E-mail: akaslow@kilpatricktownsend.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.

Section 7.03.       Amendments and Waivers.

(a)            Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.04.       Expenses. Each party hereto shall pay its own costs and expenses relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

Section 7.05.       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party (which such consent may not be unreasonably withheld, conditioned or delayed).

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Section 7.06.       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

Section 7.07.       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08.       Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 7.09.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

Section 7.10.       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF VIRGINIA

By:	/s/ O.R. (Ed) Barham, Jr.
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer

CORDIA BANCORP INC.
(solely for purposes of Sections 3.01, 3.02, 3.03, 5.04, 5.06 and 5.07)

By:	/s/ Mark A. Severson
Mark A. Severson
Executive Vice President and Chief Financial Officer

PURCHASER

/s/ Jack C. Zoeller
Jack C. Zoeller

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EXHIBIT A

FORM OF TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this 1st day of March 2016, by and between Bank of Virginia, a commercial bank chartered under the laws of the Commonwealth of Virginia (the “Bank”) and Purefy Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date of this Agreement (the “Stock Purchase Agreement”), among the Bank, Cordia Bancorp, Inc. and Jack C. Zoeller (the “Purchaser”), Purchaser has purchased all of the outstanding shares of common stock, par value $0.01 per share, of the Company from the Bank (the “Stock Sale”); and

WHEREAS, the CordiaGrad student loan refinancing business of the Company (the “CordiaGrad Business”) formerly operated as a unit of the Bank, and the Company and the Bank desire to provide for an orderly transfer of certain services currently provided to or for the CordiaGrad Business by the Bank in the conduct of its business.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Company hereby agree as follows:

ARTICLE I

TRANSITION SERVICES

Section 1.1.        Transition Services. Subject to the terms and conditions set forth herein, during the term of this Agreement and in consideration of Purchaser’s completion of the Stock Sale, the Bank will perform for and make available to the Company the transition services detailed in Exhibit A hereto (the “Transition Services”) commensurate with the levels of such services provided by the Bank to the CordiaGrad Business during the year ended December 31, 2015. In exchange for the Transition Services, the Company will pay the Bank an aggregate monthly fee of $4,912 no later than the fifteenth day of the month immediately following the provision of such services; provided, however, that, upon the mutual agreement of the Company and the Bank (such agreement not to be unreasonably withheld), this monthly fee shall be equitably reduced or, if applicable, eliminated in the event that the Company elects to no longer utilize some or all of the Transaction Services during the term of this Agreement. The parties agree that it is their intention that the description of the Transition Services contained in this Agreement (including the exhibits hereto) contain such level of detail as is reasonably necessary to describe the extent and scope of the Transition Services and to eliminate any disputes between the parties. Without prejudice to the preceding sentence, if the Company makes a request for a modification of a Transition Service or requests an additional Transition Service, the parties shall (i) meet promptly to discuss and negotiate in good faith the proposed modification or additional Transition Service (and any fees payable by the Company to the Bank therefor) and (ii) cooperate in connection with the implementation of any understanding resulting from such discussions. Modifications of and additions to such Transition Services, if any, shall be set forth in a supplement to an exhibit or the exhibits hereto, as appropriate.

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Section 1.2.         Employee Transition Services. From the date of this Agreement through the pay period that ends on March 15, 2016 (or such shorter period as the Company may request in writing), the Bank will provide (or cause to be provided through its applicable third-party service providers) payroll and human resource services relating to the employees of the Company (the “Employees”) including, but not limited to, the payment of all salary, commission, bonus and employee benefit plan amounts due to such Employees for services performed for the benefit of the Company. The Bank agrees to provide routine human resources services and related support, and to take such actions as shall be necessary and to cooperate with the Company, in order to assist the Employees in enrolling to receive continued employee benefits through the Consolidated Omnibus Budget Reconciliation Act. The Company agrees to remit all amounts payable to all Employees, and all amounts necessary to cover any related taxes and expenses under this Section 1.2 (including for participation in Bank employee benefit plans), directly to the Bank for direct debit by the Bank or the Bank’s third-party payroll provider by the tenth and, if the Bank provides the Company with payroll services after February 29, 2016, the twenty-fifth day of March 2016, which amounts will be paid by the Bank to the Employees and to the appropriate governmental agencies for employer payroll taxes and expenses for the Employees.

Section 1.3          Standard of Care. In providing the Transition Services pursuant to this Agreement, the Bank agrees to act with reasonable care, using the degree of skill and care that the Bank used when such services were provided by the Bank to the CordiaGrad Business during the year immediately preceding the completion of the Stock Sale.

ARTICLE II

COOPERATION

Section 2.1.       Cooperation. The Bank agrees that it will make appropriate personnel of the Bank available at reasonable times during the term of this Agreement to consult with the Company in connection with the Transition Services to be provided by the Bank to the Company.

ARTICLE III

BOOKS AND RECORDS

Section 3.1.         Audit and Access to Information. The Bank shall keep complete records pertaining to the Transition Services performed hereunder. The Bank shall provide the Company and its authorized representatives reasonable access to such records upon reasonable advance notice, and permit the Company to make such inspections and inquiries thereof as the Company may reasonable request during normal business hours; provided, however, that such inspection or inquiries shall be conducted in such a manner as not to unreasonably interfere with the Bank’s business.

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Section 3.2.         Transfer of Books and Records. All books, records, documents, files and other information and data in the Bank’s possession and pertaining to the Company or the CordiaGrad Business are and from and after the consummation of the Stock Sale are and shall at all times remain the property of the Company. Upon termination of this Agreement, the Bank shall transfer control of such books, records, documents, files and other information and data held by it to the Company.

ARTICLE IV

LIMITATION ON LIABILITY

Section 4.1.         Losses. The Company shall be responsible for all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever (the “Losses”) associated with the operations of its business from and after the consummation of the Stock Sale, except (i) that the Bank shall be responsible for all or any portion of such Losses resulting from the breach by the Bank of its obligations under this Agreement or the failure of the Bank to conform to the standard of care set forth in Section 1.3 hereof with respect to the provision of Transition Services hereunder, and (ii) as otherwise provided in Section 2 of the Contribution Agreement (as defined in the Stock Purchase Agreement). The Bank shall be responsible for the costs and expenses of providing the Transition Services to the Company in accordance with the terms of this Agreement.

Section 4.2          Limit of Liability. Notwithstanding anything else to the contrary contained herein, neither party shall have any liability whatsoever for any indirect, special or consequential damages, however arising, which result from, or pertain to, the delivery of Transition Services hereunder.

ARTICLE V

TERM AND TERMINATION

Section 5.1.         Term. This Agreement shall be effective as of the date hereof and continue in full force and effect until June 30, 2016, unless earlier terminated pursuant to Section 5.2 or Section 5.3 hereof.

Section 5.2.         Termination by the Company. Upon 30 days prior written notice to the Bank, the Company may terminate this Agreement. In addition, the Company may immediately terminate its right to receive any of the Transition Services, in whole or in part, upon written notice to the Bank.

Section 5.3.         Termination for Breach. Either party may terminate this Agreement by written notice to the other party in the event of a material breach by any party (the “Defaulting Party”) as to any obligation under this Agreement, provided that the terminating party (the “Terminating Party”) promptly serves prior written notice on the Defaulting Party specifying the terminable breach and that the Terminating Party considers such breach to be a terminable breach, and provided further that the Defaulting Party has not remedied the terminable breach within 30 days of such notice.

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Section 5.4.         Effect of Termination. The termination of this Agreement shall not affect (i) the liability of a party for a material breach of this Agreement or (ii) the provisions contained in this Article V or in Articles IV or VI hereof, which provisions shall survive the termination of Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1.         Relationship of the Parties. The Bank and the Company are independent contractors with regard to this Agreement and all actions and services performed under this Agreement. Neither the Bank nor the Company shall be construed to be the other party’s agent or authorized, expressly or implicitly, to commit any other party to any obligation. Nothing in this Agreement shall create or be construed as creating a joint venture, partnership, agency or any other relationship between the parties other than one of independent contractor. All employees of the Bank providing Transition Services shall at all times remain employees of the Bank, and the Bank shall at all times coordinate and supervise the activities of such employees.

Section 6.2.         Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Bank and the Company (and their respective successors by operation of law); provided that the Bank may not assign any of its rights or obligations under this Agreement, other than pursuant to an assignment to an affiliate of the Bank, without the consent of the Company (which shall not be unreasonably withheld or delayed).

Section 6.3.         Counterparts. This Agreement may be executed in counterparts (including by facsimile signature), each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one such counterpart.

Section 6.4.         Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the terms and provisions hereof.

Section 6.5.        Entire Agreement; Amendments. The making, execution and delivery of this Agreement by the parties have been induced by no representations, statements, warranties or agreements other than those expressed herein or in the other Transaction Documents (as defined in the Stock Purchase Agreement). This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except for the other Transaction Documents. This Agreement may be amended or modified only by a written instrument signed by each of the parties or their duly authorized agents. None of the parties hereto shall be deemed to have waived any of its rights, powers or remedies under this Agreement unless such waiver is approved in writing by an authorized representative of the waiving party.

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Section 6.6.        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.7.        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

Section 6.8.         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including express delivery and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

Purefy Inc.

2810 31st Street, NW

Washington, DC 20008

Attention: Jack C. Zoeller

E-mail: jackzoeller@yahoo.com

with a copy to:

Crowell & Moring LLP

1001 Pennsylvania Avenue NW

Washington, DC 20004-2595

Attention: James R. Stuart, III, Esq.

E-mail: jstuart@crowell.com

if to the Bank, to:

Bank of Virginia

11730 Hull Street Road

Richmond, Virginia 23112

Attention: O.R. (Ed) Barham, Jr.

E-mail: ebarham@bankofva.com

with a copy to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attention: Aaron M. Kaslow, Esq.

E-mail: akaslow@kilpatricktownsend.com

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or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF VIRGINIA

By:
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer

PUREFY INC.

By:
Jack C. Zoeller
President

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Exhibit A

Transition Services

I.	Accounting and Payroll Services

The following list summarizes the accounting and payroll services to be provided by the Bank to the Company during the term of the Agreement:

•	Prepare and issue monthly loan accounting inputs to the preparer of the Company’s financial statements sufficient to complete its balance sheet and income statement in a time frame comparable to the Bank’s financial statements

•	Payroll and human resources services for Company employees comparable to those provided by the Bank to Bank employees as of the date of this Agreement through the pay period that ends on March 15, 2016 (or such shorter period as the Company may request in writing)

•	Loan accounting services for the Company, through June 30, 2016, comparable to those performed by the Bank with respect to the CordiaGrad Business during the year ended December 31, 2015

II.	Facilities Services

The following list summarizes the facilities services to be provided by the Bank to the Company during the term of the Agreement:

•	Use and occupancy of physical office space (in the same locations utilized by the Bank employees responsible for the CordiaGrad Business prior to the date of this Agreement) by and for the Company and its employees to conduct the Company’s business within the Bank’s main office located at 11730 Hull Street Road, Richmond, Virginia 23122

•	Access to Bank printers, telephone, file space and telecommunications services sufficient for the Company and its employees to conduct the Company’s business

III.	Information Technology Services

The following list summarizes the information technology services to be provided by the Bank to the Company during the term of the Agreement:

•	Access to the Bank’s software applications and computer programs (or their replacements and upgrades, if applicable) utilized in the CordiaGrad Business or by the Bank employees responsible for the CordiaGrad Business prior to the date of this Agreement, sufficient for the Company and its employees to conduct the Company’s business

A-8

•	Access to the Bank’s server-based services, helpdesk services, network platform services and technical support services as made available to the CordiaGrad Business or to the Bank employees responsible for the CordiaGrad Business prior to the date of this Agreement, sufficient for the Company and its employees to conduct the Company’s business

•	Assistance with the migration of all data relating to or arising from the CordiaGrad Business from the Bank’s network to the Company’s network, sufficient for the Company and its employees to complete such migration in a commercially reasonable manner.

A-9

EXHIBIT B

FORM OF LOAN PROGRAM AGREEMENT

LOAN PROGRAM AGREEMENT

This LOAN PROGRAM AGREEMENT (this “Agreement”) is entered into as of this 1st day of March 2016, by and between Bank of Virginia, a commercial bank chartered under the laws of the Commonwealth of Virginia (the “Bank”) and Purefy Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Bank is a Virginia state-chartered bank authorized to engage in the business of making loans throughout the United States;

WHEREAS, the Bank desires to have the Company perform, on the Bank’s behalf, certain marketing and administrative services in connection with the Bank’s origination of certain loans;

WHEREAS, the Company desires to perform certain marketing and other administrative services in connection with the Bank’s origination of certain loans, and the Company desires for the Bank to provide certain services to the Company in support of its loan marketing and administration activities; and

WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth the terms and conditions that will govern the marketing and administrative services to be provided by the Company in connection with the Loans (as defined below), the related support services to be provided by the Bank to the Company and compensation payable from the Bank to the Company in exchange for such services;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, representations and warranties, and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Bank and the Company mutually agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1         Definitions. In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings.

“ACH” means automated clearing house.

“Advertising Materials” means all materials and methods used by the Company in the performance of its marketing services under this Agreement, including advertisements, direct mail pieces, brochures, website materials and any other similar materials.

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“Affiliate” of a person means a person in Control of that person, a person Controlled by that person or a person under common Control with that person.

“Applicant” means a prospective Borrower.

“Application” means the paper document or electronic application by which an Applicant applies for a Loan.

“Bank Program Expenses” means the reasonable third-party, out-of-pocket costs and expenses (except with respect to any fees and expenses incurred in connection with Section 10.1 hereof) incurred by the Bank in connection with the Bank’s performance under this Agreement, including legal fees and expenses; provided that (i) any such fees and expenses are (x) of the same type and extent as incurred by the Bank in 2015 in connection with the CordiaGrad Business, (y) are reasonably required by Regulatory Authorities or (z) of a type and approved in advance by the Company; (ii) the Bank has provided no less than five (5) Business Days prior written notice of the intended incurrence of such costs and/or expenses; and (iii) the Company has approved such fees and expenses in writing, such approval not to be unreasonably withheld.

“Borrowers” mean those Applicants and other Persons who are obligors with respect to the Loans.

“Business Day” means any day, other than: (i) a Saturday or Sunday, (ii) a day on which banking institutions in the Commonwealth of Virginia are authorized or obligated by law or executive order to be closed, or (iii) any other day on which commercial banking or Federal institutions in New York, New York are authorized or obligated by law or executive order to be closed.

“Company Platform” means the technology, including all computer software, proprietary system information, know-how, and other technology and information, together with all related documentation owned or licensed by the Company in connection with the Program, including the website administered by the Company, and any and all future versions thereof, and any and all enhancements, upgrades, modifications and improvements thereto and derivative works thereof and all Intellectual Property Rights therein. For avoidance of doubt, the Company Platform does not include the specific duties performed by the Company on behalf of the Bank and as its agent.

“Control” means the ownership or power to vote fifty percent (50%) or more of the outstanding ownership or voting interests of a person.

“CordiaGrad Business” means the CordiaGrad student loan refinancing business of the Company that was formerly operated as a unit of the Bank.

“Early Termination Date” means the date that is 90 days after the date of this Agreement.

B-2

“Eligible Loan” means a Loan originated and funded by the Bank that meets all of the eligibility criteria set forth on Schedule 1 hereto.

“Existing Bank Loan” has the meaning given to such term in Section 3.2(f) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Funding Limit” means, on any given day, the lesser of (a) the sum of (i) $[****]1 and (ii) the amount of refinanced student loans held by the Bank that the Bank has designated as “held to maturity” and (b) $[****]2; provided, however, that if the Funding Limit shall cause the Bank’s Loan-to-Deposit Ratio to exceed 100%, the Funding Limit shall be reduced to such an amount that would result in a Loan-to-Deposit Ratio of 100% for the Bank.

“Intellectual Property Rights” shall mean any invention, whether patentable or otherwise, copyright, Marks, trade secret or patent rights and any United States or foreign registrations or letters patent or applications for any of the foregoing including any renewals, extensions, divisionals, continuations, continuations-in-part or reissues thereof and any reexamination certificates relating thereto. It is understood that Intellectual Property Rights belonging to or held by the Company shall not include any Marks of the Bank, except for those Marks contributed or licensed to the Company by the Bank pursuant to the Contribution Agreement dated March 1, 2016 between the Company and the Bank or the Trademark License Agreement dated March 1, 2016 (the “Contribution Agreement”), among the Company, the Bank and Cordia Bancorp Inc. (the “License Agreement”)

“Loan Documents” mean, collectively, with respect to any Loan, the Promissory Note, Application and any other documents signed by a Borrower in connection with a Loan.

“Loan” means a loan made by the Bank to a Borrower pursuant to this Agreement.

“Loan Funding Date” means the date on which the Bank funds a Loan to a Borrower in accordance with terms of this Agreement.

“Loan Products” means the Bank’s closed-end, unsecured loan products that meet the Program Terms and are made available to Applicants by the Bank under the Program.

1 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

2 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

B-3

“Loan Sale Agreement” means any agreement with respect to the sale of Loans and/or refinanced student loans originated by the Bank prior to the date of this Agreement between the Bank and an applicable Purchaser and collectively all such agreements are referred to herein as the “Loan Sale Agreements.”

“Loan-to-Deposit Ratio” means the Bank’s loans held for investment, before reserves, as a percent of the Bank’s total deposits.

“Marks” means the trademarks including registered and common law trademarks, trade names, service marks, logos, domain names and designations.

“Origination Fee” means any applicable origination fee charged to each Borrower for a Loan, as set forth in Exhibit A.

“Party” means either the Company or the Bank and “Parties” means both the Company and the Bank.

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

“Program” means the lending program for which the Company provides marketing and administrative services to the Bank in connection with the Loans and the Bank originates and funds such Loans pursuant to this Agreement, the Program Guidelines and the Program Terms.

“Program Guidelines” means those guidelines established by the Bank for the administration of the Program, as they may be modified from time to time by the Bank in its reasonable discretion, as provided in Section 2.3. The Program Guidelines include the Program Terms, as set forth on Exhibit A attached hereto, and the Underwriting Requirements, as set forth on Exhibit B attached hereto.

“Program Materials” means all Loan Documents and all other documents, materials and methods used in connection with the performance of the Parties’ obligations under this Agreement, including the promissory notes, Applications, disclosures required by the Rules applicable to an FDIC-insured, Virginia state-chartered commercial bank, collection materials, and the like, but excluding Advertising Materials.

“Program Start Date” means the first day upon which the Bank funds a Loan under this Agreement.

“Program Terms” has the meaning given to such term in Section 2.2 of this Agreement.

“Promissory Note” means the document containing the terms and conditions of a Loan including all disclosures required by Applicable Laws.

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“Purchaser” means the applicable Person that is a purchaser of Loans under any Loan Sale Agreement.

“Reconstitution Date” has the meaning given to such term in Section 10.20 of this Agreement.

“Regulation AB” means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. Sections 229.1100 through 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission in the adopting release (Asset-Backed Securities, Securities Act Release Nos. 33–9638; 34–72982; File No. S7–08–10, Fed. Reg. Vol. 79, No.185 (September 24, 2014) or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Regulatory Authorities” means the Virginia Bureau of Financial Institutions, the Federal Reserve Board, the FDIC, the Consumer Financial Protection Bureau, and any local, state or federal regulatory authority that currently has, or may in the future have, jurisdiction or exercising regulatory or similar oversight with respect to the Bank, the Company or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by the Bank that any Regulatory Authority other than the Virginia Bureau of Financial Institutions and the Federal Reserve Board has jurisdiction or exercises regulatory or similar oversight with respect to the Bank).

“Rules” means all local, state, and federal statutes or ordinances applicable to the acts of, as applicable, the Bank, the Company, or a Third Party Service Provider as they relate to the Program or a Party’s performance of its obligations under this Agreement; any order, decision, injunction or similar pronouncement of any court, tribunal, or arbitration panel issued with respect to, as applicable, the Bank, the Company or a Third Party Service Provider in connection with this Agreement; and any regulations, policy statements, and any similar pronouncement of a Regulatory Authority pertaining to, as applicable, the acts of the Bank, the Company or a Third Party Service Provider as they relate to the Program or a Party’s performance of its obligations under this Agreement.

“Securitization Transaction” has the meaning given to such term in Section 10.20 of this Agreement.

“Third Party Service Provider” means any contractor or service provider retained by the Bank or the Company, or retained by any party directly or indirectly retained by the Bank or the Company, that provides or renders services in connection with the Program.

“Underwriting Requirements” means the underwriting requirements of the Bank as set forth in the Program Guidelines to be applied by the Company in reviewing all Applications on behalf of the Bank.

“Unpaid Bank Program Fees” means any Bank Program Fees that the Bank has not received from a Purchaser in connection with the sale of a Loan under any Loan Sale Agreement.

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“Whole Loan Transfers” has the meaning given to such term in Section 10.20 of this Agreement.

Section 1.2          Construction. Unless the context otherwise clearly indicates:

(a)           Words used in the singular include the plural and words in the plural include the singular;

(b)           All references to the masculine gender shall include the feminine gender (and vice versa);

(c)           All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;

(d)           References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;

(e)           References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein; and

(f)            Unless otherwise specified, all references to days, months, or years shall be deemed to be proceeded by the word “calendar”.

ARTICLE II

GENERAL PROGRAM DESCRIPTION

Section 2.1          General Description; Appointment of the Company. The Parties agree that, in accordance with the Program Guidelines and Program Terms, the Program shall consist of the marketing and administrative services provided by the Company, on the Bank’s behalf, the related support services provided by the Bank to the Company and the origination and funding of Loans by the Bank. The duties of the Parties in connection with the Program shall be as set forth in the terms of this Agreement. The Bank hereby appoints the Company as its agent, and the Company accepts such appointment, to discharge the Bank’s duties and obligations with respect to each Application and Loan concerning applicable consumer, credit reporting, anti-money laundering and terrorist financing, and loan servicing laws with full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such appointment, including the power and authority to do or cause to be done any and all things that the Company may reasonably deem necessary or desirable in connection with the rendering of such duties and obligations hereunder. This appointment as agent will expire automatically upon the termination of this Agreement.

Section 2.2        Program Terms. The Bank’s pricing schedule and certain other loan terms and conditions (collectively, “Program Terms”) are set forth on Exhibit A and shall apply to all Loans.

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Section 2.3          Program Modifications. The Bank may change the Program Terms or the Program Guidelines in its reasonable discretion, upon not less than 20 days prior written notice to the Company, provided that the foregoing prior notice shall not be required in the event such modification is: (i) the result of a change in the Rules or by request of a Regulatory Authority; and (ii) the Rules or the Regulatory Authority requires the modification to occur prior to the expiration of the 20-day notice period. In addition, the Company may recommend modifications to the Program Terms and/or Program Guidelines for the improvement of the Program for the Bank’s approval, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Bank requires any modification to the Program Terms or Program Guidelines that requires modifications to the Company Platform, the Company agrees to complete such modifications within the shortest period of time reasonably necessary to arrange with its vendors to implement such modifications, and will use commercially reasonable efforts to complete such modifications within 20 days of receiving notice provided that the relevant Company vendors are the same vendors as were utilized by the Bank when it operated the CordiaGrad Business.

Section 2.4         Non-exclusivity. This Agreement does not prohibit the Company, or any Affiliate thereof, from entering into a contract with any Person that establishes and/or provides for the implementation of a program to originate loans that are substantially similar to the Loans, including in a manner that is substantially similar to and/or competitive with the Program (a “Competing Program”). During the twelve months following the date of this Agreement, the Bank shall not establish or enter into a Competing Program with any third party.

ARTICLE III

DUTIES OF THE COMPANY AND THE BANK

Section 3.1         Duties and Responsibilities of the Company. The Company shall perform and discharge the following duties and responsibilities in connection with the Program. In so doing, the Company may employ the same or similar designated agents previously employed by the Bank in connection with the CordiaGrad Business and shall provide sufficient oversight and direction to such designated agents as to reasonably ensure and maintain their compliance with the requirements of this Section 3.1.

(a)            The Company, or its designated agent, shall be responsible for the marketing of the Bank’s Loan Products on behalf of the Bank to consumers through use of the approved Advertising Materials and Program Materials. The Bank agrees that the Company’s marketing efforts may include the use of radio, television, internet and print advertising. In marketing the Bank’s Loan Products, the Company shall at all times and in all material respects comply with applicable Rules.

(b)            The Company, or its designated agent, shall comply with the Underwriting Requirements and shall comply in all material respects with the other Program Guidelines in connection with its duties hereunder. The Company shall ensure that each Loan originated and funded by the Bank is an Eligible Loan.

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(c)            The Company shall process Applications on the Bank’s behalf from Applicants submitted to the Bank on an Application form that is provided by or otherwise approved by the Bank. The Company shall provide reasonable assistance to each prospective Applicant in completing an Application. The Company shall forward all completed Applications that satisfy the Bank’s Underwriting Requirements as set forth in the Program Guidelines to the Bank (or its designated loan processing agent) electronically, by telephone, or by other appropriate means agreeable to both Parties. No Application shall be approved unless it complies with the Program Guidelines and all Applications shall be deemed not approved to the extent that they do not comply with the Program Guidelines; it being understood that compliance with the Program Guidelines shall be the duty of the Company. The Bank shall have the option to approve exceptions to the Program Guidelines, in writing, in its sole discretion from time to time. Any Application that complies with the terms of a written exception received from the Bank and complies with all other applicable Program Guidelines shall be considered to be in compliance with the Program Guidelines. The Bank shall have the right to review and audit Applications to ensure compliance with the Program Guidelines.

(d)            The Company, or its designated agent, shall take, on the Bank’s behalf, appropriate measures to verify the identity of all Applicants consistent with the Rules and any policies or procedures of the Bank provided to the Company, as they may be modified from time to time. The Company shall take such further steps as may be deemed reasonably necessary by the Bank to prevent fraud in connection with the Program.

(e)            The Company, or its designated agent, shall provide, on the Bank’s behalf, an appropriate completed adverse action notice to any Applicant whose Application for a Loan is rejected by the Bank.

(f)            The Company, or its designated agent, shall, on the Bank’s behalf, (A) electronically or otherwise deliver a copy of the Promissory Note to the Borrower; (B) obtain from the Borrower the executed Promissory Note; and (C) deliver a copy of the Bank’s privacy policy, as provided to the Company by the Bank, to the Borrower.

(g)            The Company shall maintain and retain on behalf of the Bank all original Applications and copies of all adverse action notices and other documents relating to rejected Applications for the period required by the Rules. The Company shall further maintain originals or copies, as applicable, of all Loan Documents and any other documents provided to or received from Borrowers for the period required by the Rules.

(h)            The Company, or its designated agent, shall perform for the Bank all post-funding servicing of the Loans held by the Bank, including customer service and collection functions in accordance with the Company’s or its designated agent’s ordinary and customary practices and the applicable Rules, including, as applicable, the federal Fair Debt Collections Practices Act and any similar applicable state statutes.

(i)            The Company shall provide to the Bank data submissions and reports reasonably required by the Bank to maintain effective internal controls and monitor results under this Agreement or to comply with any applicable Rules.

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(j)            The Company shall provide the Bank and Regulatory Authorities with reasonable access to the Company’s offices, to the books and records of the Company (to the extent such books and records pertain to the Loans), to the officers, employees and accountants of the Company, and to all computer files containing the Loan Documents, all for the same purposes of ensuring that the Company is following all Program Guidelines and is adhering to all applicable Rules. Such access shall include permission to maintain employees or agents of the Bank, at the Bank’s expense, on the premises of the Company during regular business hours to audit the Company’s books and records pertaining to the Program.

Section 3.2         Duties and Responsibilities of the Bank. The Bank shall perform and discharge the following duties and responsibilities in connection with the Program:

(a)            The Bank shall establish and deliver the initial Program Guidelines to the Company and the Bank shall provide the Company with any modifications to the Program Guidelines that the Bank may make from time to time in accordance with Section 2.3.

(b)            The Bank shall establish such controls as may be reasonably necessary, but not less than those controls required by any Regulatory Authorities and the Rules, to adequately control, monitor and supervise the operation of the Program and those duties performed by the Company on the Bank’s behalf, including the approval of each Application. The Bank and Company agree that the controls in place for the CordiaGrad Business prior to the date of this Agreement are necessary and sufficient to reasonably meet the Bank’s control requirements and standards.

(c)            The Bank shall manage the Program in a good faith effort, employing the same degree of care, skill and attention that the Bank devotes to the management of its other programs and assets and at least the same degree of care, skill and attention that was devoted by the Bank to the CordiaGrad Business in 2015; provided, however, that the Bank’s management of the Program must meet or exceed the standards required by any Regulatory Authorities and the applicable Rules. The Bank shall perform and provide compliance and closing services in the same or similar manner as the Bank performed and provided in connection with the CordiaGrad Business in 2015, and consistent with such standard, the Bank shall:

(i)          Timely review and issue approval or non-approval of a low volume of requested exceptions to the Underwriting Exceptions from the Company from time to time;

(ii)         Timely review and issue approval or non-approval of the Company’s manual DTI recalculations weekly;

(iii)        Timely review occasional product or pricing changes beyond those previously approved by the Bank, as may be requested by the Company from time to time;

(iv)        Perform compliance review services, including the timely review of the product materials in the Company’s website or in print, digital and direct mail advertising, in the same manner and generally to the same extent as provided to the CordiaGrad Business by the Bank during 2015, as such product materials may be developed or modified from time to time by the Company; and

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(v)         Provide Loan closing services, including timely review and funding of Company-generated Loans scheduled to be closed, in coordination with the Company and its loan application and closing vendor, in the same or similar manner as performed by the Bank for the CordiaGrad Business during 2015.

(d)            The Bank hereby approves each Loan that, based upon the information provided by Applicants to the Bank through the Company and such other information as obtained by the Company at the direction of the Bank, meets the criteria, including the Underwriting Requirements, set forth in the Program Guidelines.

(e)            Commencing on the Program Start Date, the Bank shall fund all Loans in the manner set out in the Program Guidelines. With respect to each Loan that is funded by the Bank in accordance with the terms of the Agreement following the Program Start Date, the Bank will pay the Company an origination fee equal to [****]3 basis points of the principal amount of the Loan, which the parties acknowledge reflects the approximate direct origination costs of the Company as of the date hereof.

(f)            The Bank hereby grants the Company an exclusive right to purchase or direct the sale to a third party of any Loan, as well as all refinanced student loans held by the Bank as of the date of this Agreement (each, an “Existing Bank Loan”), in whole or in part in one or more transactions, subject to the right of the Bank, in its reasonable discretion, to accept or reject any proposed transaction. The Company further agrees that it will cooperate and use its reasonable commercial efforts to assist the Bank to enter into Loan Sale Agreements that will have the effect of reducing the total amount of refinanced student loans held by the Bank in its loan portfolio to no more than $20 million by April 30, 2016 and to $0 by June 30, 2016. The Company and Bank agree to employ their best efforts to effect such loan sales and the Bank shall be entitled to all interest income with respect to an applicable loan up and until the date of sale. In connection with any sale of a Loan or an Existing Bank Loan (excluding a sale to the Company) in accordance with the provisions of this Section 3.2(f), the Bank shall pay the Company a fee equal to (i) [****]4 basis points of the principal amount of each Loan or (ii) [****]5 basis points of the principal amount of each Existing Bank Loan.

Section 3.3          Conditions Precedent to the Obligations of the Bank and the Company.

(a)            The obligations of the Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to the Bank’s funding of a Loan:

3 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

4 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

5 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

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(i)          The Application for the Loan shall meet the standards set forth in the approved Program Guidelines then in effect;

(ii)         No action or proceeding shall have been instituted or threatened against the Company or the Bank to prevent or restrain the consummation of the funding of the Loan and there shall be no injunction, decree, or similar restraint preventing or restraining such funding;

(iii)        The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as though made on and as of such date;

(iv)       The obligations of the Company set forth in this Agreement to be performed on or before each date that the Loan is funded shall have been performed in all material respects as of such date by the Company; and

(v)         From and after the Early Termination Date there shall be a Loan Sale Agreement in effect with respect to the sale of the Loan and there is no default continuing after any applicable notice and grace period under such Loan Sale Agreement.

Notwithstanding the foregoing, on any given day, the Bank shall have no obligation to fund any Loans if the total amount of refinanced student loans held on such day by the Bank (including refinanced student loans designated as “held for sale”) is in excess of the Funding Limit.

(b)          The obligations of the Company in this Agreement are subject to the satisfaction of the following conditions precedent:

(i)	No action or proceeding shall have been instituted or threatened against the Company or the Bank to prevent or restrain the consummation of the transactions contemplated hereby and there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;

(ii)	The representations and warranties of the Bank set forth in this Agreement shall be true and correct in all material respects as though made on and as of such date;

(iii)	The obligations of the Bank set forth in this Agreement to be performed on or before each date that a Loan is funded shall have been performed in all material respects as of such date by the Bank; and

(iv)	There is no default continuing after any applicable notice and grace period under any applicable Loan Sale Agreement and such Loan Sale Agreement has not been terminated by the parties thereto.

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ARTICLE IV

TRADE NAMES, ACCOUNTING SYSTEM; ADVERTISING AND PROGRAM MATERIALS; COMPANY INTELLECTUAL PROPERTY; PROGRAM MANAGERS

Section 4.1          Trade Names and Trademarks. The Company shall have no authority to use any Marks, including trade names, trademarks or service marks, of the Bank except by means of approved Program Materials or Advertising Materials, except as permitted under the License Agreement or except as otherwise approved hereunder or in writing by the Bank. The Bank acknowledges that approved Program Materials or Advertising Materials may contain Marks, including trade names, trademarks or service marks, of the Company, and the Bank shall have no authority to use any such Marks, including trade names or marks separate and apart from their use in connection with the Program, including the Program Materials or Advertising Materials or as otherwise approved hereunder or in writing by the Company. The Parties shall use Program Materials and Advertising Materials only for the purpose of implementing the provisions of this Agreement and shall not use Program Materials or Advertising Materials in any manner that would violate the Rules applicable to an FDIC-insured, Virginia state-chartered commercial bank or any provision of the Program Guidelines. Each Party’s right to use the Marks of the other Party shall immediately and automatically terminate upon termination of this Agreement.

Section 4.2          Accounting System. The Company shall establish and maintain, at its sole cost and expense, a comprehensive accounting and tracking system (or systems) to accurately and immediately reflect all Applications, Loans and related information regarding the Program to satisfy the information requirements of the Regulatory Authorities or the reasonable information requirements of the Bank and the Bank’s internal and external auditors, each as communicated to the Company by the Bank in writing. Such system (or systems) shall provide the Bank with access to copies of all documentation received from Applicants and Borrowers, including the information needed for the Bank to underwrite and approve Loans pursuant to the Program Guidelines. The Company further agrees that the information reporting features, integrity and security of the system (or systems) shall operate to the reasonable satisfaction of the Bank, Regulatory Authorities and the Bank’s internal and external auditors, each as communicated to the Company by the Bank in writing. The Company further agrees that such system (or systems) shall provide such daily settlement reports, including reports noting the Applications ready for underwriting and a summary report of Applications to be funded by the Bank. For purposes of this Section 4.2, the accounting systems employed by the Company on the date hereof or by the CordiaGrad Business in 2015 are deemed to meet the requirements of this Section 4.2.

Section 4.3          Advertising and Program Materials.

(a)            The Company shall prepare the Advertising Materials and the Program Materials to be used in connection with the Program, which shall comply in all material respects with the Rules applicable to an FDIC-insured, Virginia state-chartered commercial bank and the Program Guidelines.

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(b)           The Company shall make available for the Bank’s prior review and approval (such approval not to be unreasonably withheld or delayed) all new or modified Advertising Materials and Program Materials proposed by the Company. The Bank shall have the option, within three (3) Business Days of receipt, to review and approve or reject any new or modified materials. New or modified materials will be considered approved and authorized by the Bank once such approval and authorization is communicated by the Bank in writing.

(c)           The Bank may, at any time with written notice to the Company, retract or modify any approval previously given by it with respect to any Advertising Materials and Program Materials if the Bank reasonably determines that such action is required to remain in compliance with the Rules or upon request of a Regulatory Authority for the safe and sound operation of the Program.

(d)           After approval and subject to the Bank’s right to retract or modify any approval previously given as described in Section 4.3(d), the Company may use any Advertising Materials and Program Materials, and need not seek further approval for use of such materials unless there is a substantive change in the materials. In the event of a substantive change, the Company shall submit such materials to the Bank for review and approval in accordance with Section 4.3(c).

(e)           The Bank hereby provides the Company with a non-exclusive right and non-assignable license to use and reproduce the Bank’s Marks as necessary to perform its obligations under this Agreement; provided, however, that (i) the Company shall obtain the Bank’s prior written approval for the use of the Bank’s Marks and such use shall at all times comply with written instructions provided by the Bank regarding the use of its Marks; and (ii) the Company acknowledges that it shall acquire no interest in the Bank’s Marks, except as provided in Section 4.1, this Section 4.3(e) or the License Agreement. Upon termination of this Agreement, the Company shall cease using the Bank’s Marks except to the extent authorized under the License Agreement. Except as permitted in the License Agreement, neither Party may use the other Party’s Marks in any press release without the prior written consent of the other Party.

(f)            The Bank shall be responsible for any costs incurred by the Bank in connection with the satisfaction of its obligations under this Section 4.3.

Section 4.4          Company Intellectual Property. The Company shall retain sole and exclusive right, title, and interest to all Intellectual Property Rights of the Company, all, Company Marks, its website(s), the Company Platform, the technology related thereto, including all aspects of the website(s)’ content, the Advertising Materials (except for the Bank Marks contained therein), and the services and processes performed by the Company under the Program. This Agreement does not transfer any Intellectual Property Rights between the Company and the Bank.

Section 4.5          Program Managers. The Company and the Bank shall each designate a respective principal contact (a “Program Manager”) to facilitate day-to-day operations and resolve issues that may arise with respect to the Program. If the Program Managers are unable to reach agreement, then the dispute will be referred to the President of the Bank and the President of the Company who will work together in good faith to resolution. If the Parties are unable to resolve the dispute, a Party may, upon the written notice to the other Party resolve the dispute in accordance with Section 10.3.

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ARTICLE V

EXPENSES

Section 5.1          Expenses. The Company shall pay all costs and expenses it incurs in connection with its fulfillment of the duties in Section 3.1, including the costs of obtaining credit reports and delivering adverse action notices, and the Bank Program Expenses. The Bank shall pay all costs and expenses it incurs in connection with its fulfillment of the duties in Section 3.2, other than the Bank Program Expenses.

Section 5.2          ACH and Wire Costs. Without limiting the generality of Section 6.1, the Company is responsible for reimbursing the Bank the costs associated with ACH transfers of $0.15 per ACH transfer or wires of $15.00 per domestic wire or $45.00 per international wire executed in connection with the Program, including in connection with the loan servicing hereunder or any transfers required under any applicable Loan Sale Agreement.

Section 5.3         Taxes. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

Section 5.4          Other Expenses. Except as otherwise expressly set forth in this Article V, each Party shall bear the costs and expenses of performing its obligations and duties under this Agreement.

ARTICLE VI

TERM

Section 6.1         Term. This Agreement shall terminate on June 30, 2016, unless otherwise earlier terminated as provided herein. The termination of this Agreement shall not terminate, effect or impair any rights, obligations or liabilities of either Party that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.

ARTICLE VII

TERMINATION

Section 7.1          Termination.

(a)           Termination by Either Party. Either Party to this Agreement may terminate the Agreement as follows:

(i)          Event of Default. Upon occurrence of an event of default by the Company or the Bank, the other Party may terminate this Agreement following the provision of written notice identifying the default and the defaulting Party’s failure to cure the same within thirty (30) days of such notice.

(ii)         Bankruptcy. Either Party may terminate this Agreement at any time upon notice to the other Party after the filing by the other Party of any petition in bankruptcy or for reorganization or for debt consolidation under the federal bankruptcy laws or under any comparable law.

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(iii)        Illegality. Either Party has the right to terminate this Agreement immediately upon written notice to the other Party if the Party determines in its reasonable discretion that the activities of the Parties under this Agreement or the Program are illegal under or prohibited by any of the Rules, provided, however, that if the illegality or prohibition is a state or local rule, either Party may in its discretion immediately discontinue the Program in those states or localities affected by the Rule without terminating this Agreement in its entirety for such reason.

(iv)        Regulatory Direction. Either Party has the right to terminate this Agreement upon thirty (30) days written notice to the other, or earlier if otherwise required by any Regulatory Authority, upon written notice to the other Party, if any Regulatory Authority having jurisdiction over the terminating Party requires that such Party terminate this Agreement.

(v)         Material Adverse Effect. Either Party has the right to terminate this Agreement upon thirty (30) days written notice to the other Party, or earlier if necessary to avoid the potential for material loss to the terminating Party, if the terminating Party determines in its reasonable discretions that the continuing operation of the Program may, in the case of the Bank, materially adversely affect the safety and soundness of the Bank or, in the case of the Company, have a material adverse effect on the business or operations of the Company.

(b)           Termination by the Company. The Company may terminate its marketing of the Program or its origination of new Applications under this Agreement at any time upon written notice to the Bank.

Section 7.2         Loan Sale Agreements. This Agreement shall automatically be terminated (i) on the Early Termination Date if no Loan Sale Agreement shall be then be in effect and (ii) immediately, at any time after the Early Termination Date, upon the termination of all Loan Sale Agreements.

Section 7.3          Effect of Upon Termination. Upon the termination of this Agreement, (i) the Bank shall terminate the origination of any new Applications, (ii) the Company shall cease marketing the Program, (iii) each Party shall immediately discontinue the use of the other Party’s Marks (except as otherwise provided in the License Agreement), (iv) all amounts due and payable hereunder shall become due and payable, including any amounts due under Section 5.1 and (v) the Parties shall cooperate in order to ensure a smooth and orderly termination of this Agreement. Notwithstanding any termination hereof, the terms and conditions of this Agreement shall remain in place and effective to govern the duties of the Parties solely for the purposes of administering any Loans held by the Bank on the termination date until such time as those Loans are no longer owned by the Bank and paying any compensation or expenses incurred prior to the termination date under Sections 4 and 5.

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ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1          Representations and Warranties of the Company. The Company makes the following warranties and representations to the Bank, all of which shall only survive until the end of the term of this Agreement, including all extensions:

(a)            This Agreement is valid, binding and enforceable against the Company in accordance with its terms, except (a) to the extent that such enforceability may be limited by applicable insolvency, bankruptcy reorganization, receivership, moratorium, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators pursuant to 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (b) to the extent that such enforceability may be limited by general principles of equity (whether considered in a suit in law or in equity), and the Company has received all required approvals for such purposes.

(b)            The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized, registered and licensed to do business in each state in which its activities makes such authorization, registration or licensing necessary or required.

(c)            The Company has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Company.

(d)            The execution of this Agreement and the completion of all actions required or contemplated to be taken by the Company hereunder are within the ordinary course of the Company’s business and not prohibited by the applicable Rules.

(e)            The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with any agreement, contract, lease, order or obligation to which the Company is a party or by which the Company is bound, including any exclusivity or other provisions of any other agreement to which the Company or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of the Company to engage in activities competitive with the business of any other party nor any regulatory or governmental authority that the Company is subject to.

(f)            Except as licensed or otherwise permitted, the Company has not, and will not, use the intellectual property, trade secrets or other confidential business information of any third party in connection with the development of the Program Materials and Advertising Materials.

(g)            Except as previously disclosed to the Bank, neither the Company nor any principal thereof has been or is the subject of any of the following:

(i)	An enforcement agreement, memorandum of understanding, cease desist order, administrative penalty or similar agreement that would prevent the consummation of any of the transactions contemplated by the Bank pursuant to this Agreement, including the duties to be performed on behalf of the Bank as set forth in Section 3.1, or that prohibits any principal’s participation in the affairs of a financial institution;

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(ii)	Administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority, with the exception of routine communications from a Regulatory Authority concerning a consumer complaint and routine examinations of the Company conducted by a Regulatory Authority in the ordinary course of the Company’s business; or

(iii)	Restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of the Company or any principal thereof.

For purposes of this subsection the word “principal” of the Company shall include (i) any person owning or controlling 10% or more of the voting power of the Company, (ii) any officer or director of the Company and (iii) any person actively participating in the Control of the Company’s business.

(h)           There are no investigations or proceedings pending or, to the best knowledge of the Company, threatened against the Company (i) seeking to prevent the completion of any of the transactions contemplated by the Company pursuant to this Agreement (ii) asserting the invalidity or enforceability of this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of the Company, would adversely and materially affect the performance by the Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would adversely and materially affect the validity or enforceability of this Agreement or (v) would have a materially adverse financial effect on the Company or its operations if resolved adversely to it.

(i)            The Company has filed when due federal and state tax returns which are required to be filed and paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on its books).

(j)            The Company will implement a compliance management system for consumer complaints filed with the Consumer Financial Protection Bureau that will provide the Company with the ability to track and respond to consumer complaints and update the Consumer Financial Protection Bureau company portal within the required time period.

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(k)           The Company, or its designated agents, have, and covenant to maintain, a disaster recovery and contingency plan consisting of policies and procedures, as well as ancillary backup capabilities and facilities (collectively, “DRP”), designed to enable the Company to render the services contemplated under this Agreement with minimal disruptions or delays in the event of any natural disaster or other unplanned interruption of services. Not less than once each calendar year, the Company shall test the operability of the DRP. The Company shall, upon the Bank’s request, provide the Bank with a summary of the results of such testing. The Company shall not amend the DRP in a manner that knowingly materially increases the risks of disruptions and delays of its services without the consent of the Bank (not to be unreasonably withheld or delayed). Reinstating the services contemplated under this Agreement shall receive as high a priority as reinstating the similar services provided to the Company’s affiliates and other customers. For purposes of this paragraph, any portion of the Company’s recovery and contingency plans which rely on the Bank shall be deemed to be in compliance with the requirements of this paragraph to the extent of such reliance.

(l)            All information heretofore or hereafter furnished by or on behalf of the Company to the Bank in connection with a Loan (other than information provided by an Applicant or Borrower) is true and correct in all material respects. The Company shall promptly correct any incorrect or inaccurate information furnished by it.

(m)          The Company shall furnish to the Bank any reasonable information, documents, records or reports with respect to the Loans as the Bank may from time to time request, in each case promptly in consideration of the scope of such request.

(n)            The Company has in full force and effect insurance in such amounts and with such terms, as follows:

(i)        comprehensive general liability with limits not less than $1,000,000 and $2,000,000 annual aggregate;

(ii)       statutorily required worker’s compensation;

(iii)      employer’s liability of $1,000,000 per employee/occurrence;

(iv)      dishonest employee liability of not less than $100,000;

(v)       umbrella liability with limits not less than $3,000,000 per occurrence and aggregate; and

(vi)      professional liability/errors & omissions of not less than $1,000,000 per occurrence and $2,000,000 annual aggregate.

The Company will not reduce the amount of any insurance set forth above maintained by the Company prior to the termination of this Agreement.

Section 8.2         Representations and Warranties of the Bank. The Bank makes the following warranties and representations to the Company as of the Effective Date and on each date the Bank funds a Loan under the Program, all of which shall only survive until the end of the term of this Agreement, including all extensions:

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(a)            This Agreement is valid, binding and enforceable against the Bank in accordance with its terms, except (a) to the extent that such enforceability may be limited by applicable insolvency, bankruptcy reorganization, receivership, moratorium, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators pursuant to 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (b) to the extent that such enforceability may be limited by general principles of equity (whether considered in a suit in law or in equity), and the Bank has received all necessary approvals for such purposes or is not required to obtain the approval of any Regulatory Authority or other Person to enter into this Agreement or perform its obligations hereunder.

(b)            The Bank is an FDIC-insured, Virginia state-chartered bank, validly existing, and in good standing under the laws of the Commonwealth of Virginia and applicable federal law and is authorized to do business in each state in which its activities makes such authorizations necessary or required.

(c)            The Bank has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder.

(d)            The execution of this Agreement and the completion of all actions required or contemplated to be taken by the Bank hereunder are within the ordinary course of the Bank’s business and not prohibited by the Rules.

(e)            The provisions of this Agreement and the performance of each of its obligations hereunder do not conflict with any agreement, contract, lease or obligation to which the Bank is a party or by which the Bank is bound, including any exclusivity or other provisions of any other agreement to which the Bank or any related entity is a party, and including any non-compete agreement or similar agreement limiting the right of the Bank to engage in activities competitive with the business of any other party.

(f)            The Bank has the authority to originate the Loans on the Program Terms to the Borrowers who meet the Underwriting Requirements established in the Program Guidelines, as contemplated in this Agreement. The Loans will be originated and funded by the Bank and will conform with the Rules applicable to an FDIC-insured, Virginia state-chartered commercial bank.

(g)            Except as previously disclosed to the Company, neither the Bank nor any principal thereof has been or is the subject of any of the following:

(i)          An enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty or similar agreement concerning lending matters, or participation in the affairs of a financial institution;

(ii)         An administrative or enforcement proceeding or investigation commenced by the Securities Exchange Commission, state securities regulatory authority, Federal Trade Commission, any banking regulator or any other state or federal Regulatory Authority; or

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(iii)        A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practices on the part of the Bank or any principal thereof.

For purposes of this subsection the word “principal” of the Bank shall include (i) any person owning or controlling 10% or more of the voting power of the Bank, (ii) any officer or director of the Bank and (iii) any person actively participating in the control of the Bank’s business.

(h)            Following the date of this Agreement, the Bank shall furnish to the Company any information with respect to the underwriting, pricing or credit decisions related to the Loans as the Company may reasonably request from time to time.

ARTICLE IX

INDEMNIFICATION AND MISCELLANEOUS

Section 9.1          Indemnification.

(a)            Indemnification by the Company. Except to the extent of any Losses (as herein defined) which arise from the direct acts or omissions of the Bank or an Affiliate of the Bank or from the negligence, bad faith or willful misconduct on the part of the Bank, the Company shall be liable to and shall indemnify, defend, and hold harmless the Bank and its respective directors, officers, employees, agents and Affiliates and permitted assigns, from and against any and all Losses arising out of (i) any failure of the Company to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by the Company herein, (iii) any infringement or alleged infringement by the Company of any Marks of the Bank, or the use thereof hereunder by the Company, (iv) a failure of the Company to comply, in respect of its obligations in connection with the Program hereunder, with any applicable Rules whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of the Company hereunder, or (v) any violation of any Rule applicable to an FDIC-insured, Virginia state-chartered commercial bank, claim arising from any Loan Document, the Program Materials or the Advertising Materials or any other aspect of the Program within the Company’s control.

(b)            Indemnification by the Bank. Except to the extent of any Losses which arise from the direct acts or omissions of the Company or an Affiliate of the Company, the Bank shall be liable to and shall indemnify, defend, and hold harmless the Company and its respective officers, directors, employees, agents and Affiliates and permitted assigns, from and against any Losses arising out of (i) the failure of the Bank to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by the Bank herein, (iii) any infringement or alleged infringement by the Bank of any Marks of the Company, or the use thereof hereunder by the Bank, or (iv) a failure of the Bank to comply, in respect of its obligations in connection with the Program hereunder, with any applicable Rules whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of the Bank hereunder.

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(c)            Losses Defined. For the purposes of this Agreement, the term “Losses” shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements and expenses whatsoever, including outside attorneys’ fees and disbursements and court costs reasonably incurred by the Indemnified Party, in connection with any judicial, administrative, or other proceeding or claim made by a third party; provided, however, that the Bank shall not be liable to the Company, and the Company shall not be liable to the Bank, for any claim for indemnification pursuant to Section 9.1(a) or 9.1(b) (or for any Loss for which such a claim may be asserted under Section 9.1(a) or 9.1(b)) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Bank or the Company, as applicable, exceeds $25,000, in which case the Bank or the Company, as applicable, shall be liable only for the Losses in excess of $25,000.

(d)            Notice of Claims. In the event any claim is made, any suit or action is commenced or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a Party (“Indemnified Party”) by the other Party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(e)            Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via email, with a copy by mail, within ten (10) days of having been notified of a claim for indemnification pursuant to this Section 9.1 that the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of the Parties are conflicting such that it would be inappropriate for the same counsel to represent both Parties or shall have reasonably concluded that the ability of the Parties to prevail in the defense of any claim are improved if separate counsel represents the Indemnified Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; (iii) the Indemnified Party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; (iv) the Indemnified Party reasonably concludes that the ability of the Parties to prevail in the defense of any claim is materially improved if separate counsel represents the Indemnified Party; and (v) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to take charge of the defense of such action after electing to assume the defense thereof.

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(f)            Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not unreasonably be withheld or delayed. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 9.1(f).

(g)            Indemnification Payments. Amounts owing under this Section 9.1 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such Losses, provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify, or the Losses being claimed, and the Parties are not otherwise able to reach agreement, the controversy shall be settled by the courts of the Commonwealth of Virginia.

Section 9.2         Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR EXEMPLARY DAMAGES OR LOST PROFITS (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.3          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws rules.

Section 9.4          Confidential Information. In performing their obligations pursuant to this Agreement, each Party may have access to and receive disclosure of certain confidential information about the other Party, including the names and addresses of a Party’s customers, marketing plans and objectives, research and test results, and other information that is confidential and the property of the party disclosing the information (“Confidential Information”). The Parties agree that the term Confidential Information shall include the terms and conditions of this Agreement, the Loan Sale Agreements, the Program Guidelines and the Program Materials, as the same may be amended and modified from time to time. Confidential Information shall not include (a) information in the public domain or which is independently developed by the other Party or (b) any information required to be disclosed to a Regulatory Authority, pursuant to the Rules or pursuant to a valid subpoena or court order. The Bank and the Company agree that Confidential Information shall be used by each Party solely in the performance of its obligations hereunder. Each Party shall receive Confidential Information in confidence and shall not disclose Confidential Information to any third party, except as may be necessary to perform its obligations hereunder, to the Regulatory Authorities, as may be otherwise agreed in writing by the Party furnishing the information, or as required by the Rules.

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Upon request or upon any expiration or termination of this Agreement, to the extent permitted by applicable law, each Party shall return to the other Party or destroy (as the latter may instruct) all of the latter’s Confidential Information in the former’s possession that is in any written or other recorded form, including data stored in any computer medium; provided, however, that a Party may retain the Confidential Information of the other Party (but subject to the requirements of the preceding paragraph) to the extent that such Party needs access to such information to continue to perform any of its obligations hereunder or to service or administer Loans or otherwise perform obligations owed by such Party to another Person or pursuant to any document retention policies, or pursuant to any of the Rules.

Section 9.5          Privacy Law Compliance; Security Breach Disclosure. Each Party agrees that it shall obtain, use, retain and share information concerning Borrowers and Applicants, including nonpublic personal information as defined under the Gramm-Leach-Bliley Act of 1999 (“Customer Information”), in strict compliance with all applicable state and federal laws and regulations concerning the privacy and confidentiality of such information, including the requirements of the federal Gramm-Leach-Bliley Act of 1999, its implementing regulations and the Bank’s privacy policy, in connection with this Agreement. Neither Party shall disclose or use information concerning Borrowers or Applicants other than to carry out the purposes for which such information has been disclosed to it hereunder. Further, each Party shall require any Third Party Service Providers to maintain the confidentiality of said information in a similar fashion by requiring that any Third Party Service Providers enter into written confidentiality with terms and conditions protecting the confidentiality of the Customer Information that are at least as stringent as those set forth in this Agreement. Each Party shall promptly disclose to the other Party any breaches in security affecting its operations, the identity or information regarding any Borrower or Applicant, or any breach relating to such Party’s databases or to information maintained by such Party with respect to Loans, Borrowers or Applicants. Each Party shall report to the other Party when any such material intrusion has occurred, the estimated effect of the intrusion on such Party, any Borrowers and any Applicants, and the specific corrective actions taken or planned to be taken. In addition, each Party agrees that it will not make any material changes to its security procedures and requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of any databases and information maintained with respect to the other Party, Borrowers, and Applicants without the prior written consent of such Party.

Section 9.6          Force Majeure. In the event that either Party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 9.6, the disabled Party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled Party shall promptly and in writing advise the other Party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that Party to perform any of its obligations hereunder in whole or in part.

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Section 9.7          Regulatory Examinations and Financial Information. Each Party agrees to submit to any examination that may be required by any Regulatory Authority with audit and examination authority over the other Party, to the fullest extent that such Regulatory Authority may require, including examination by the Federal Reserve Board to the same extent as the Bank.

The Company also agrees that the Bank (either directly or by the use of accountants or other agents or representatives) may audit, inspect and review the Company’s files, records and books that pertain to the duties and obligations of the Company hereunder or to the creditworthiness of the Company or which the Bank may reasonably require in order to respond to any examination by or request from a Regulatory Authority, provided that such audit shall be during regular business hours and provided further with respect to any audit by the Bank that is not in response to an examination or request of a Regulatory Authority such audit shall occur no more than once per year, and only upon at least 30 days prior written notice. The Company agrees to submit to the Bank such information as the Bank may from time to time reasonably request in order to ascertain the Company’s compliance with the requirements of this Agreement and compliance of the Program, the Company, and Third Party Service Providers retained by the Company with the Rules.

The Bank also agrees that the Company (either directly or by the use of accountants or other agents or representatives) may audit, inspect and review the Bank’s files, records and books that pertain to the duties and obligations of the Bank hereunder or which the Company may reasonably require in order to respond to any examination by or request from a Regulatory Authority, provided that such audit shall be during regular business hours and provided further with respect to any audit by the Company that is not in response to an examination or request of a Regulatory Authority such audit shall occur no more than once per year, and only upon at least 30 days prior written notice. The Bank agrees to submit to the Company such information as the Company may from time to time reasonably request in order to ascertain the Bank’s compliance with the requirements of this Agreement and the Rules.

Section 9.8          Relationship of Parties; No Authority to Bind. Except as expressly provided in this Agreement, the Bank and the Company agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship established and developed hereunder shall be deemed or is intended to be deemed, nor shall it cause, the Bank and the Company to be treated as partners, joint ventures or otherwise as joint associates for profit. The Company understands and agrees that the Company’s name shall not appear on any Loan Document as a maker of a Loan and that the Bank shall be responsible for all decisions to make or provide a Loan. The Company shall refer to the Bank any Borrower inquiries concerning the accuracy, interpretation or legal effect of any Loan Document during the period that the Bank owns the related Loan. The Bank shall be deemed to have received and reviewed the Loan Documents and supporting materials only after the Loan Documents and materials have been received at the Bank’s offices, at which time and place the Bank shall decide whether to make the Loan. The Company shall not represent to anyone that the Company has the authority or power to do any of the foregoing and shall make no representations concerning the Bank’s transactions except as the Bank shall expressly authorize in writing. The Bank shall not have any authority or control over any of the property interests or employees of the Company. Without limitation of the foregoing, the Bank and the Company intend, and they agree to undertake such action as may be necessary or advisable to ensure, that: (a) the Program complies with federal-law guidelines regarding outsourcing of bank-related activities, installment loans, bank supervision and control and safety and soundness procedures; (b) the Bank is the lender under applicable federal-law standards and is authorized to export its home-state interest rates and matters material to the rate under 12 U.S.C.A. §1831d; and (c) all activities related to the marketing and origination of a Loan are made by or on behalf of the Bank as disclosed principal for any relevant regulatory, agency law and contract-law purposes.

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Section 9.9          Severability. In the event that any part of this Agreement is ruled by a court, Regulatory Authority or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent. In addition, if the operation of the Program or the compliance by a Party with its obligations set forth herein causes or results in a violation of a Rule, the Parties agree to negotiate in good faith to modify the Program or this Agreement as necessary in order to permit the parties to continue the Program in full compliance with all Rules.

Section 9.10        Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the Parties and their permitted successors and assigns. The rights and benefits hereunder are specific to the Parties and shall not be delegated or assigned without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed, or conditioned. Except as set forth above, nothing in this Agreement is intended to create or grant any right, privilege or other benefit to or for any person or entity other than the Parties hereto. Notwithstanding the foregoing, the Bank may assign this Agreement and its rights hereunder without the Company’s consent to any purchaser or acquirer of the Bank or any successor to the Bank by reason of any merger, consolidation or sale of assets, and the Bank may delegate its responsibilities and assign its rights hereunder in its discretion to an Affiliate (as defined in 12 U.S.C. § 371c) of the Bank provided in each case such Party or delegate assumes all of the Bank’s duties and obligations hereunder.

Section 9.11        Notices. All notices, requests and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other Party at the address/electronic mail (email) address below or at such other address/email address of which the notifying Party hereafter receives notice in conformity with this Section 10.11. All such notices, requests and approvals shall be deemed given either (i) when personally delivered, (ii), if sent by mail which event it shall be sent postage prepaid, upon delivery thereof to the addressee, (iii), if sent by email, upon confirming delivery or (iv) nationally recognized overnight delivery, upon delivery thereof to the addressee. The addresses and email addresses of the Parties are as follows:

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To the Bank:	Bank of Virginia
11730 Hull Street Road
Richmond, Virginia 23112
Attention: O.R. (Ed) Barham, Jr.
E-mail: ebarham@bankofva.com

To the Company:	Purefy Inc.
2810 31st Street, NW
Washington, DC 20008
Attention: Jack C. Zoeller
E-mail: jackzoeller@yahoo.com

Section 9.12        Waiver; Amendments. Neither Party shall be deemed to have waived any of its rights, powers or remedies hereunder except in an express writing signed by an authorized agent or representative of the Party to be charged. This Agreement may only be amended by written document executed by both Parties.

Section 9.13        Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 9.14        Specific Performance. Certain rights which are subject to this Agreement are unique and are of such a nature as to be inherently difficult or impossible to value monetarily. In the event of a breach of this Agreement by either Party, an action at law for damages or other remedies at law would be inadequate to protect the unique rights and interests of the Parties. Accordingly, the terms of this Agreement shall be enforceable in a court of equity by a decree of specific performance or injunction. Such remedies shall, however, be cumulative and not be exclusive and shall be in addition to any other remedy which the Parties may have.

Section 9.15       Further Assurances. From time to time, the Parties will execute and deliver to the other such additional documents and will provide such additional information as either may reasonably require to carry out the terms of this Agreement.

Section 9.16        Entire Agreement. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the Parties, and may be amended or modified only by a writing signed by duly authorized representatives of each Party and dated subsequent to the date hereof. This Agreement shall supersede and merge all prior communications, representations or agreements, either oral or written, between the Parties with respect to the subject matter hereof, except where survival of prior written agreements is expressly provided for herein.

Section 9.17        Restriction on Use of Certain Information. The Bank hereby agrees not to use, sell or transfer any list of Borrowers or Applicants derived from the Program, without the prior written consent of the Company, except as required by the Bank to comply with the Rules.

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Section 9.18       Survival. The terms of Sections 8.1 (Representations and Warranties of the Company), 8.2 (Representations and Warranties of the Bank), 7.3 (Effect of Termination) and this Section 9.18 shall survive the termination or expiration of this Agreement.

Section 9.19         Agreement Subject to the Rules. If (a) either Party has been advised by legal counsel of a change in the Rules or any judicial decision of a court having jurisdiction over a Party or any interpretation of a Regulatory Authority that, in the good faith view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised in good faith by legal counsel that such Party’s or the other Party’s continued performance under this Agreement would violate the Rules, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or this Agreement that may be necessary to eliminate such result. Notwithstanding any other provision of this Agreement, including Article VIII hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or this Agreement within thirty (30) days after the Parties initially meet, either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 10.19(a), (b) or (c) above occurs and is continuing.

Section 9.20         Reconstitution and Cooperation. The Company and the Bank each acknowledge and agree that with respect to some or all of the Loans, the Bank, the Company or a Purchaser may effect one or more sales of the Loans as whole loan transfers (“Whole Loan Transfers”) or in connection with a securitization of all or a portion of the Loans purchased by a Purchaser (a “Securitization Transaction”). With respect to each Whole Loan Transfer or Securitization Transaction, the Company and the Bank each agree:

(a)            to cooperate in good faith with each other or a Purchaser and any prospective purchaser with respect to all commercially reasonable requests in connection with any Whole Loan Transfer or Securitization Transaction;

(b)            to execute all agreements reasonably required to be executed by it or a Purchaser in connection with such Whole Loan Transfer or Securitization Transaction provided that any such agreements are consistent with the terms hereof and do not impose any greater duties, liabilities or obligations upon it than those set forth herein and provided that it is given an opportunity to review and reasonably negotiate in good faith the content of such agreements not specifically referenced or provided for herein;

(c)            to deliver to a Purchaser (for inclusion in any prospectus or other offering material) such information as may be required to be contained therein under Regulation AB (even if such Whole Loan Transfer of Securitization Transaction is not subject to the requirements of Regulation AB) and such other publicly available information regarding it, its respective financial condition, and any additional information reasonably requested by a Purchaser and any rating agencies, bond insurers and such other parties as a Purchaser shall designate;

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(d)            to make the representations and warranties set forth in Section 9.1 as of the date of the Whole Loan Transfer or Securitization Transaction (each such date referred to herein as a “Reconstitution Date”), with such changes to such representations and warranties as reflect occurrences between the date as of which they are given in this Agreement and the applicable Reconstitution Date and to represent and warrant that the Loans were serviced in accordance with the terms of Section 3.1(i) of this Agreement between the Loan Funding Date for the applicable Loan and the applicable Reconstitution Date.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF VIRGINIA

By:
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer

PUREFY INC.

By:
Jack C. Zoeller
President

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SCHEDULE 1

Eligibility Criteria

Each Loan originated and funded by the Bank under the Program shall comply in all material respects with the eligibility criteria set forth in Exhibit A.

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Exhibit A

Program Terms

[****]6

6 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit B

Bank Underwriting Requirements

[****]7

7 **** Certain confidential information has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT C

FORM OF TRADEMARK LICENSE AGREEMENT

Trademark License Agreement

This Trademark License Agreement (this “Agreement”) is entered into as of this 1st day of March 2016 (the “Effective Date”), by and among Bank of Virginia, a commercial bank chartered under the laws of the Commonwealth of Virginia (the “Bank of Virginia”), and Cordia Bancorp Inc., a Virginia corporation (“Cordia”), on the one hand (the Bank of Virginia and Cordia, collectively, the “Bank”), and Purefy Inc., a Delaware corporation (“Company”), on the other hand.

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the Effective Date (the “Stock Purchase Agreement”), among the Bank and Jack C. Zoeller (“Purchaser”), Purchaser has agreed to purchase all of the outstanding shares of capital stock of the Company from the Bank of Virginia; and

WHEREAS, the CordiaGrad student loan refinancing business of the Company (the “CordiaGrad Business”) formerly operated as a unit of the Bank, and prior to the Effective Date, the Bank contributed the CordiaGrad Business to the Company; and

WHEREAS, in order to facilitate the Company’s conduct of the CordiaGrad Business and to satisfy a condition to closing under the Stock Purchase Agreement, the Bank has agreed to grant a license to the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Bank and the Company hereby agree as follows:

1.            Licensed Mark. The Bank is the owner of all rights, title and interest, including all common law rights, in and to the service mark CORDIAGRAD, which is the subject of U.S Service Mark Application No. 86585589, filed April 2, 2015 (the “Licensed Mark”). The application covers use of the Licensed Mark with various loan and banking services.

2.            Background. As part of its business, the Bank has marketed its on-line student loan refinancing business and related services under the Licensed Mark. The Bank is now transferring certain assets and liabilities associated with its on-line student loan refinancing business to the Company. The Bank therefore desires to grant to the Company, and the Company wishes to obtain, an exlusive, limited right and license to use the Licensed Mark for on-line student loan refinancing services for a set period of time, while the Company transitions to a new name and mark.

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3.            Grant of License. Subject to the limitations set forth in this Agreement, the Bank hereby grants to the Company an exclusive, non-assignable, royalty-free license to use the Licensed Mark on and in connection with the advertising, marketing, and provision of on-line student loan refinancing services (the “Licensed Services”), during the Term (as defined in Section 7) and only in the United States; provided, however, that commencing not later than May 1, 2016, the Company’s use of the Licensed Mark in connection with such activities shall be limited to purposes related to the transition of the branding used with the Company’s on-line student loan refinancing business from the Licensed Mark to a new trade name and service mark to be selected by the Company (the “New Mark”). In addition, subject to the limitations set forth in this Agreement, the Bank hereby grants to the Company an exclusive, perpetual, non-assignable, royalty-free license to use the domain name cordiagrad.com (which domain is owned by the Company); provided, however, that after the Term, the Company’s use of such domain shall be limited to auto-forwarding to other domains utilized by the Company.

4.            Exclusivity. As provided in this Section 4, the Bank hereby agrees that the license granted to the Company in Section 3 shall be exclusive. During and at all times following the Term, (a) the Bank shall not, and shall cause its Affiliates (as defined in the Stock Purchase Agreement) not to, directly or indirectly, utilize the Licensed Mark in any manner; and (b) the Bank shall not sell, assign, transfer, license, pledge or grant any rights or interests in or to the Licensed Mark to any Person (as defined in the Stock Purchase Agreement) other than the Company.

5.            Use of the Licensed Mark. Commencing not later than May 1, 2016, all uses of the Licensed Mark by the Company as permitted under this Agreement shall also refer to the New Mark and shall accurately indicate that the Licensed Mark is the mark formerly associated with the Licensed Services (e.g., “<New Mark>, formerly known as CORDIAGRAD” or “CORDIAGRAD is now <New Mark>”). Apart from its use of the Licensed Mark in accordance with the provisions of this Agreement, the Company shall not adopt, use, register or attempt to register any name or mark consisting of or containing “Cordia” or any mark that is confusingly similar to the Licensed Mark. The question of whether a mark is confusingly similar shall be a matter of the Bank’s sole discretion. The Company shall not take any action contrary to the Bank’s rights in the Licensed Mark, challenge the Bank’s rights in the Licensed Mark, or assist or encourage any other person or entity in such a challenge.

6.            Quality Standards. The Company acknowledges the importance to the Bank of maintaining the reputation and goodwill associated with the Licensed Mark and high standards of quality for all services provided in connection with the Licensed Mark. The Company agrees that the nature and quality of the Licensed Services offered by the Company under or in connection with the Licensed Mark shall: (a) at no time be any less than the quality of the services provided by the Bank in connection with the Licensed Mark as of the Effective Date; (b) not injure or mislead the public or violate any applicable law or regulation; and (c) not tarnish, dilute or discredit the goodwill or reputation of the Bank or the Licensed Mark. The Company will provide samples of the Company’s usage of the Licensed Mark promptly upon the Bank’s request as necessary to enable the Bank to review the Company’s compliance with the terms and conditions of this Agreement.

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7.            Acknowledgement of Rights; Possible Sale of Licensed Mark. The Company agrees that the Bank owns all right, title, and interest in and to the Licensed Mark. The Company further acknowledges that nothing in this Agreement confers upon the Company any right of ownership in or to the Licensed Mark, other than the right to use the Licensed Mark in accordance with the provisions of this Agreement and other than as provided in the following sentence. If in the future “Cordia” no longer is utilized by the Bank or any of its Affiliates as part of any corporate or trade name, then the Bank (or its successor) shall sell all of its right, title and interest in and to the Licensed Mark to the Company, and the Company shall purchase the same, for a total purchase price equal to $1.00.

8.            Term. The term of this Agreement shall begin on the Effective Date and expire on the eighteen (18) month anniversary of the Effective Date (the “Term”), unless terminated earlier as provided in paragraph 8.

9.            Termination. This Agreement shall automatically terminate before the end of the Term if:

a.            the Company ceases all use of the Licensed Mark with the Licensed Services for a period of thirty (30) consecutive days;

b.            the Company is acquired by a third-party or sells all or substantially all of the Company’s assets; or

c.            the Company materially breaches any provision of this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice from the Bank of such breach.

10.          Effect of Termination. Upon termination of this Agreement, the Company shall immediately discontinue all use of the Licensed Mark and shall take all steps necessary to do so; provided, however, that the last sentence of Section 3, Section 4 and Section 7 shall survive any termination of this Agreement.

11.          No Damages for Termination. The Bank shall not be liable to the Company or any other person or entity for damages of any kind, including incidental or consequential damages, that relate in any manner to the termination of this Agreement in accordance with its terms.

12.          Indemnity. The Company will defend, indemnify and hold harmless the Bank, and all of its directors, officers, agents, and employees, from and against any and all liability, claims, causes of action, suits, losses, damages, costs, and expenses (including reasonable attorneys’ fees) for which the Bank is or becomes liable, or which may incur, as a result of or relating to the Company’s use or misuse of the Licensed Mark after the Effective Date.

13.          Limitation and Disclaimer. THE LICENSED MARK IS PROVIDED “AS IS” AND WITHOUT WARRANTIES OF ANY KIND, AND THE BANK DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE LICENSED MARK, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS AND EXCLUDES ANY WARRANTY OF NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY ASSUMES FULL RESPONSIBILITY FOR DECISIONS MADE OR ACTIONS TAKEN RELATING TO USE OF THE LICENSED MARK. UNDER NO CIRCUMSTANCES SHALL THE BANK OR THE COMPANY BE RESPONSIBLE FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RELATING TO THE COMPANY’S USE OF THE LICENSED MARK, EVEN IF EITHER PARTY HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

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14.          Notices. Any notice required or permitted to be given in connection with this Agreement shall be in writing and shall be delivered either in person or by a nationally recognized overnight courier, to the applicable notification addresses set forth in the Stock Purchase Agreement or such other address(es) as may be designated in writing by the Bank or the Company from time to time during the Term. Notice shall be deemed to have been given upon receipt if delivered in person or one (1) business day after it is sent by a recognized overnight courier service.

15.          Force and Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Bank and the Company and each of their respective owners, directors, officers, agents, employees, stockholders and representatives.

16.          Severability. The invalidity or unenforceability of any paragraph or provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement or the remainder of any paragraph or provision. This Agreement shall be construed in all respects as if any invalid or unenforceable paragraph or provision were omitted.

17.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict of law provisions. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the Virginia state courts of Chesterfield County (or, if there is exclusive federal jurisdiction, the United States District Court for such county), and the parties consent to the personal and exclusive jurisdiction and venue of such courts.

18.          Waiver. Neither the Bank nor the Company shall be deemed to have waived any breach of any term of this Agreement, except as expressly set forth in writing. The waiver of any breach of any term of this Agreement by the Bank or the Company shall not be deemed a waiver of any subsequent or prior breach. No waiver shall be binding unless it is executed by the party making the waiver.

19.          Assignment. Neither this Agreement, nor any of the rights granted under this Agreement, may be assigned by the Company to any third party without the Bank’s prior written consent, which consent shall not be unreasonably withheld.

20.          Entire Agreement and Modification. This Agreement represents the entire agreement between the Bank and the Company with respect to the Company’s use of the Licensed Mark and supersedes all prior agreements between the Bank and the Company with respect to the Company’s use of the Licensed Mark. The Agreement may not be modified or amended, except in a writing signed by all parties and specifically referring to this Agreement.

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21.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed electronic counterparts of this Agreement transmitted via facsimile or email shall be deemed equivalent to the signed original of this Agreement.

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In Witness Whereof, the parties have caused this Trademark License Agreement to be duly executed by their respective authorized officers effective as of the Effective Date.

Bank of Virginia

By:
O.R. (Ed) Barham, Jr.
President and Chief Executive Officer

Cordia Bancorp Inc.

By:
Mark A. Severson
Executive Vice President and Chief Financial Officer

Purefy Inc.

By:
Jack C. Zoeller
President

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